Exhibit 2.1

Execution Version

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Second Amendment”) is entered into as of January 26, 2022, by and among TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (“Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”). Purchaser, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of September 27, 2021, as amended by that certain Amendment to Business Combination Agreement, dated as of October 20, 2021 (as may be amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 10.8 thereof as more fully set forth herein to reduce the Merger Consideration due to potential adverse financial projection performance of the Company and its subsidiaries resulting from, other things, delays in the Company’s expansion efforts; and

WHEREAS, simultaneously with the execution and delivery of this Second Amendment, the parties to the Letter Agreement Amendment entered into an amendment in the form attached hereto as Exhibit A, in order to acknowledge and consent to this Second Amendment.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. Amendment.

(a) The definition of “Merger Consideration” contained in Section 11.1 of the Agreement is hereby amended and restated as follows:

“Merger Consideration” means an aggregate value equal to the sum of (i) One Hundred Eighty-Eight Million U. S. Dollars ($188,000,000), plus (ii) if the Company makes the election provided under Section 5.22(b), the Excess Purchaser Indebtedness and Liability Amount.

2. Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment.

3. Third Parties, Governing Law; Waiver of Jury Trial; Counterparts. Section 10.3, Section 10.4, Section 10.5 and Section 10.12 of the Agreement are hereby incorporated by reference into this Second Amendment, mutatis mutandis.

4. Headings. The descriptive headings contained in this Second Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Second Amendment.

[Signature Page Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

TRADEUP GLOBAL CORPORATION

By:	/s/ Huang Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer

TGC MERGER SUB

By:	/s/ Huang Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer

SAITECH LIMITED

By:	/s/ Li Risheng
Name:	Li Risheng
Title:	Director

Signature Page to Second Amendment to BCA